UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

 Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): November 30, 2009

 Stericycle, Inc.

  (Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

 28161 North Keith Drive

 Lake Forest, Illinois 60045

(Address of principal executive offices including zip code)

 (847) 367-5910

(Registrant's telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]

Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

[    ]

Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

[    ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On November 30, 2009, Stericycle Inc. (NASDAQ:SRCL),  announced that it has entered into an agreement with the United States Department of Justice and the States of Missouri and Nebraska providing clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 that will allow Stericycle to complete its pending acquisition of MedServe, Inc.  Stericycle expects to complete this acquisition during the fourth quarter of 2009, as previously announced.

The agreement requires Stericycle to divest certain assets that it will acquire from MedServe consisting of an autoclave treatment facility in Newton, Kansas, four transfer stations in Kansas, Oklahoma, Nebraska and Missouri and certain large customer accounts and associated assets related to these facilities. In addition, the agreement requires Stericycle for a period of 10 years to notify the United States Department of Justice and the States of Missouri and Nebraska before acquiring any business that is engaged in both the collection and treatment of infectious waste in Kansas, Missouri, Nebraska and Oklahoma.

The agreement with the Department of Justice and the States of Missouri and Nebraska, in which MedServe also joined, is reflected in an order filed today by agreement of the parties in the U.S. District Court for the District of Columbia.

In a related development, Stericycle and MedServe agreed to reduce the merger consideration payable by Stericycle by $2,500,000 from $185,000,000 to $182,500,000, subject to further reduction for MedServe’s indebtedness as of the closing date, MedServe’s expenses in connection with the transaction, and other expenses related to the transaction.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

The following exhibit is filed with this report:

99.1

Press release issued by Stericycle on November 30, 2009.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 30, 2009	Stericycle, Inc.

By:	/s/ Frank J.M. ten Brink

Frank J.M. ten Brink
Executive Vice President and Chief Financial Officer

 EXIBIT INDEX

Exhibit Number

Description

99.1

Press Release issued by Stericycle, Inc. dated November 30, 2009.